Exhibit T3A-19.1

CR-103308

Certificate of Incorporation

CERTIFIED TO BE A TRUE AND CORRECT COPY OF THE ORIGINAL

TRAVERS THORP ALBERGA
ATTORNEYS-AT-LAW

I, **CINDY Y. JEFFERSON-BULGIN** *Deputy Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all the requirements of the said Law in respect of registration were complied with by*

DIGICEL HOLDINGS, LTD.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 18th Day of August Two Thousand

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Given under my hand and Seal at George Town in the Island of Grand Cayman this Eighteenth day of August Two Thousand

Deputy Registrar
of Companies, Cayman Islands, B.W.I.